CONFIRMING STATEMENT

    This statement confirms that the undersigned, Howard Halderman, has authorized and designated Jennifer Mainord or Rhonda Bost, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U. S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of First Merchants Corporation.
    The authority of Jennifer Mainord or Rhonda Bost under this statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned ownership or transactions in securities of First Merchants Corporation, unless earlier revoked in writing.  The undersigned acknowledges Jennifer Mainord and Rhonda Bost are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                        _/s/ Howard Halderman__
                        Howard Halderman

Date:    __November 26, 2013____